Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”), dated June 5th, 2007, is to that certain Employment Agreement (the “Agreement”), dated as of February 23, 2004, between Shuffle Master, Inc. (“the Company”) and Mark L. Yoseloff (“Employee”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning as in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.                           The date of “October 31, 2007”, which now appears in the fifth line of the paragraph numbered 1 of the Agreement, is hereby replaced with the date “October 31, 2008”. Thus, the term of the Agreement now expires October 31, 2008, unless otherwise terminated earlier in accordance with the provisions of the Agreement.

2.             The date of “October 31, 2007”, which now appears in the second and fifth lines of the paragraph numbered 2 of the Agreement, is hereby replaced with the date “October 31, 2008”.

3.             The entire first grammatical paragraph of the paragraph numbered 9 of the Agreement is hereby deleted and replaced, in its entirety, as follows:

“9. Part-Time Employment. In the event that Employee is terminated from full-time employment during the term of this Agreement without “just cause” (as defined in Section 7), or if the Company does not offer to renew this Agreement on terms at least as favorable to Employee as Employee is receiving on February 23, 2004, then, during the two year and nine month period (the “Part-Time Employment Period”) immediately following Employee’s last day of his full-time employment, Employee will be paid each month, as Employee’s sole remedy, an amount determined as follows: Employee’s annualized base salary as of his last day of full-time employment will be added to Employee’s average annual bonus awarded under the annual executive bonus program over the last three (3) years of Employee’s full-time employment. The resulting amount will be paid to Employee over the Part-Time Employment Period immediately following the last day of his full-time employment, in equal amounts, at the same intervals as other employees of the Company are being paid.”

4.        A new paragraph numbered 21, entitled “Health Care Benefit,” shall be added as follows:

“Unless Employee is terminated by Company for “just cause” (as defined in Section 7), then during the Part-Time Employment Period and thereafter, until Employee’s death, Employee shall be eligible to participate in the Company’s health care (medical and dental) plan as a Class 2 employee, which benefit shall provide the same health care coverage for Employee and his family as they were then receiving on the last date of Employee’s full-time employment with the Company. The Company shall pay the entire cost of this health care coverage for Employee and his family for as long as the Employee desires said coverage.”

5         Except as expressly amended hereby, the Agreement, as amended by this Amendment, is hereby confirmed and ratified by the parties as being and remaining in full force and effect, according and subject to its terms and conditions, and without any further amendments or modifications.

EMPLOYER:		EMPLOYEE:
SHUFFLE MASTER, INC.

By:	/s/ Paul Meyer	/s/ Mark L. Yoseloff
Its:	President	Mark L. Yoseloff

SHUFFLE MASTER, INC.
COMPENSATION COMMITTEE

/s/ Louis Castle
Signature

Louis Castle
Print Name